Exhibit 99(f)

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                        System Energy Resources, Inc.
            Computation of Ratios of Earnings to Fixed Charges and
                     Ratios of Earnings to Fixed Charges


                                                                                                        June 30,
                                                   1992       1993       1994       1995       1996       1997
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Fixed charges, as defined:
  Total Interest                                   204,541    190,938    176,504    151,512    143,720    129,520
  Interest applicable to rentals                     6,265      6,790      7,546      6,475      6,223      5,754
                                                  ---------------------------------------------------------------
Total fixed charges, as defined                   $210,806   $197,728   $184,050   $157,987   $149,943   $135,274
                                                  ===============================================================
Earnings as defined:
  Net Income                                      $130,141    $93,927     $5,407    $93,039    $98,668   $100,194
  Add:
    Provision for income taxes:
      Total                                         88,853     78,552     36,838     75,493     82,121     78,456
    Fixed charges as above                         210,806    197,728    184,050    157,987    149,943    135,274
                                                  ---------------------------------------------------------------
Total earnings, as defined                        $429,800   $370,207   $226,295   $326,519   $330,732   $313,924
                                                  ===============================================================
Ratio of earnings to fixed charges, as defined        2.04       1.87       1.23       2.07       2.21       2.32
                                                  ===============================================================




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